Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, President & CEO
155 Inverness Drive West, Suite 200		James Ivey, CFO
Englewood, CO 80112-5000		Andy Schroeder, VP Finance & Treasurer
(800) 730-8388	Phone:	(303) 290-8700
(303) 290-8700	E-mail:	investorrelations@markwest.com
(303) 290-8769 Fax	Website:	www.markwest.com

MARKWEST ENERGY PARTNERS RECIEVES NOTICE FROM AMEX

DENVER—April 7, 2005—MarkWest Energy Partners, L.P. (AMEX: MWE), today announced that on April 5, 2005, it received a warning letter from the American Stock Exchange (“AMEX”) advising that the Partnership is not in compliance with the AMEX requirements as set forth in Section 1101 of the Amex Company Guide for failure to file with the Securities and Exchange Commission (the “SEC”) its Annual Report on Form 10-K for year ended December 31, 2004 by the prescribed filing deadline.   The warning letter gives the Partnership until May 2, 2005 to regain compliance with the Amex requirements.

On March 16, 2005, the Partnership filed a Form 12b-25 with the SEC, extending the deadline for filing its Form 10-K until March 31, 2005.  In connection with completing the Form 10-K, the Partnership identified certain material weaknesses in its internal controls and that certain reconciliation and reporting processes in its Southwest Business Unit were not prepared or were not completed in a timely manner, and as a consequence the Partnership determined that it would not be able to complete and file its 2004 Annual Report on Form 10-K by the extended deadline.  Accordingly, on March 30, 2005, the Partnership issued a press release and thereafter filed a Form 8-K with the SEC, reporting that the completion and filing of the 2004 Annual Report on Form 10-K would be delayed.  The Partnership is devoting substantial resources and working with its outside auditors to complete and file the Form 10-K as soon as reasonably possible and to restore its compliance with the AMEX requirements.

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MarkWest Energy Partners, L.P. is a publicly traded master limited partnership with a solid core of midstream assets and a growing core of gas transmission assets. It is the largest processor of natural gas in the Northeast and is the largest gas gatherer of natural gas in the prolific Carthage field in east Texas. It also has a growing number of other gas gathering and intrastate gas transmission assets in the Southwest, primarily in Texas and Oklahoma.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in our Form 10-K for the year ended December 31, 2003, and our Forms 10-Q for 2004, as filed with the SEC.